UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                   FORM 8-K/A

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


        Date of Report (Date of earliest event reported): March 31, 1998


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 033-73160

                  I.R.S. Employer Identification No. 77-0212977



                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

This report is an amendment to the Calpine Corporation report on Form 8-K filed on April 14, 1998. The report is being amended to (a) include Texas Cogeneration Company's audited financial statements for the years ended December 31, 1997 and 1996, (b) provide the Pro Forma Financial Statements for the year ended December 31, 1997, and provide the disclosures in the Notes to the Pro Forma Financial Statements.

The following financial statements and pro forma financial information are filed as part of this Form 8-K/A:

  (a)  Financial Statements

         Financial Statements of Texas Cogeneration Company             Page No.

         (i)       Independent Auditors' Report                            4
         (ii)      Consolidated Balance Sheets as of
                     December 31, 1997 and 1996                            5
         (iii)     Consolidated Statements of Operations
                     for the Years Ended December 31, 1997 and 1996        6
         (iv)      Consolidated Statements of Changes in
                     Stockholders' Equity for the Years Ended
                     December 31, 1997 and 1996                            7
         (v)       Consolidated Statement of Cash Flows for
                     the Years Ended December 31, 1997 and 1996            8
         (vi)      Notes to Consolidated Financial Statements for
                     the Years Ended December 31, 1997 and 1996            9

  (b)  Pro Forma Financial Information

         (i)       Consolidated Balance Sheet as of
                     December 31, 1997                                    18
         (ii)      Consolidated Statements of Operations
                     for the Years Ended December 31, 1997                19


         The pro forma consolidated balance sheet gives effect to the following transactions as if such transactions occurred on December 31, 1997; (i) the acquisition by the Company of the remaining interest in the Bethpage Power Plant; (ii) the sale of the 7-7/8 % Senior Notes Due 2008 and the application of the net proceeds therefrom, and (iii) the acquisition by the Company of the remaining interest in Texas Cogeneration Company.

         The following pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to the following transactions as if such transactions occurred on January 1, 1997; (i) certain transactions as described in the notes to the pro forma financial statements; (ii) the sale of the 7-7/8% Senior Notes Due 2008 and the application of the net proceeds therefrom, and (iii) the acquisition by the Company of the remaining interest in Texas Cogeneration Company.

         The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CALPINE CORPORATION


                           By:     /s/  Ann B. Curtis
                                  -------------------------------------
                                  Ann B. Curtis
                                  Senior Vice President and
                                  Chief Financial Officer

May  14, 1998

Deloitte & Touche LLP            -----------------------------------------------
(logo)                           Suite 2300            Telephone: (713) 756-2000
                                 333 Clay Street       Facsimile: (713) 756-2001
                                 Houston, Texas 77002-4196



INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of
  Texas Cogeneration Company:

We have audited the accompanying consolidated balance sheets of Texas Cogeneration Company and subsidiaries ("TCC") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of TCC's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Cogen Technologies NJ Venture (the "Investee"), TCC's investment in which is accounted for by use of the equity method. TCC's equity of $13,330,397 and $13,289,082 in the investee's net assets at December 31, 1997 and 1996, respectively, and of $1,355,888 and $1,504,523 in the Investee's net income for the respective years then ended are included in the accompanying consolidated financial statements. The financial statements of the Investee were audited by other auditors whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for such entity, is based solely upon the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material aspects, the financial position of TCC at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, TCC is involved in litigation relating to contract disputes with a customer.


/s/ Deloitte & Touche L.L.P.
    March 18, 1998


----------------
Deloittte Touche
Thomatsu
International
----------------

                           TEXAS COGENERATION COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996

                                                         1997           1996
                                                     ------------   ------------
ASSETS
  Current Assets
    Cash and cash equivalents - unrestricted .....   $ 23,962,675   $  8,270,698
    Cash and cash equivalents - restricted .......      3,000,000      3,000,000
    Accounts receivable - trade, net .............     38,561,510     40,706,539
    Materials and supplies, at average cost ......      2,805,264      2,984,330
    Prepaid expenses .............................        397,845        141,058
                                                     ------------   ------------
      Total Current Assets .......................     68,727,294     55,102,625
                                                     ------------   ------------
  Investments and Other Assets ...................     14,066,620     14,093,789
  Property, plant and equipment, at cost .........    414,765,981    413,756,463
    Less accumulated depreciation ................    116,644,100    104,889,929
                                                     ------------   ------------
      Net Property, Plant and Equipment ..........    298,121,881    308,866,534
                                                     ------------   ------------
  Deferred Charges - Unamortized Debt
    Issue Costs ..................................      4,524,392      6,198,751
                                                     ------------   ------------
      Total Assets ...............................   $385,440,187   $384,261,699
                                                     ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
    Current maturities of long-term debt .........   $ 47,323,572   $ 39,336,068
    Accounts payable - trade .....................      9,451,262     14,173,456
    Accounts payable - affiliates ................     13,793,649     17,089,242
    Other accrued liabilities ....................     18,870,868     14,835,441
                                                     ------------   ------------
      Total Current Liabilities ..................     89,439,351     85,434,207
                                                     ------------   ------------
  Maintenance Reserve ............................      5,703,828      7,350,418
  Long-Term Debt .................................     84,488,127    124,222,652
  Deferred Income Taxes ..........................     68,694,808     66,639,979
  Commitments & Contingencies .....................           --             --
  Stockholders' Equity
    Common stock, $1 par value, 15,000
      shares authorized, 14,190 shares issued
      and outstanding ............................         14,190         14,190
    Additional paid-in capital ...................    115,509,921     91,709,921
    Retained earnings ............................     21,589,962      8,890,332
                                                     ------------   ------------
      Total Stockholders' Equity .................    137,114,073    100,614,443
                                                     ------------   ------------
      Total Liabilities and Stockholders' Equity .   $385,440,187   $384,261,699
                                                     ============   ============


              The accompanying notes are an integral part of these
                        consolidated financial statements

                           TEXAS COGENERATION COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                     1997               1996
                                                 ------------       ------------
Revenues
    Electricity ..........................       $263,632,983       $269,854,689
    Steam ................................         29,881,838         30,144,861
    Equity earnings of investees .........          1,287,404          1,436,039
    Interest and other ...................          1,423,480          1,262,695
                                                 ------------       ------------
      Total Revenues .....................        296,225,705        302,698,284
                                                 ------------       ------------
Expenses
    Fuel costs ...........................        211,012,820        208,659,854
    Operating and maintenance ............         31,451,352         40,796,155
    Depreciation and .....................         12,392,857         12,290,193
     amortization
    Taxes other than income ..............          5,727,426          5,754,581
    Interest and related charges .........         14,291,645         17,066,534
                                                 ------------       ------------
      Total Expenses .....................        274,876,100        284,567,317
                                                 ------------       ------------

Income Before Income Taxes ...............         21,349,605         18,130,967
Income Tax Expense .......................          8,649,975          7,238,509
                                                 ------------       ------------
Net Income ...............................       $ 12,699,630       $ 10,892,458
                                                 ============       ============

Earnings on Common Stock .................       $ 12,699,630       $ 10,892,458
                                                 ============       ============

Earnings Per Share of
  Common Stock............................       $     894.97       $     767.62
                                                 ============       ============
Weighted  Average  Number of
  Common Shares Outstanding...............             14,190             14,190
                                                 ============       ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           TEXAS COGENERATION COMPANY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                            Common Stock
                                      -------------------------
                                                                    Additional
                                                                     Paid-in           Retained
                                       Shares          Amount        Capital           Earnings            Total
                                    -------------   -----------   --------------    --------------     ------------

Balance at December 31, 1995...            14,190     $  14,190   $   89,209,921    $    8,997,820      $ 98,221,931

Net income.....................                                                         10,892,458       10,892,458
Contributed capital............                                        2,500,000                          2,500,000
Dividends to stockholders......                                                        (10,999,946)     (10,999,946)
                                    -------------      --------    -------------    --------------     ------------
Balance at December 31, 1996...            14,190        14,190       91,709,921         8,890,332      100,614,443

Net income.....................                                                         12,699,630       12,699,630
Contributed capital............                                       23,800,000                         23,800,000
                                    -------------      --------    -------------    --------------      -----------

Balance at December 31, 1997...            14,190      $ 14,190    $ 115,509,921    $   21,589,962     $137,114,073
                                    =============      ========    =============    ==============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           TEXAS COGENERATION COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                        1997            1996
                                                    ------------    ------------

Cash and Cash Equivalents at January 1 .........   $ 11,270,698    $ 30,644,346
                                                   ------------    ------------
Cash Flows from Operating Activities:
   Net Income ..................................     12,699,630      10,892,458
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
       Loss on sales of assets .................         26,714            --
       Deferred income taxes ...................      2,054,829       2,160,685
       Depreciation and amortization ...........     14,058,600      13,964,554
       Equity earnings of investees ............     (1,287,404)     (1,436,039)
       Maintenance reserve .....................      2,060,094       3,164,802
       Changes in Assets and Liabilities:
         Accounts receivable ...................      2,145,029      (2,244,741)
         Materials and supplies ................        179,066          70,087
         Other current assets ..................       (256,787)        (57,564)
         Accounts payable ......................     (8,017,787)     (1,049,864)
         Other current liabilities .............      1,707,482      (4,930,118)
                                                   ------------    ------------
       Net Cash Provided by Operating Activities     25,369,466      20,534,260
                                                   ------------    ------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment ...     (3,045,041)     (7,317,539)
  Distribution received from equity investee ...      1,314,573       2,047,940
                                                   ------------    ------------
       Net Cash Used in Investing Activities ...     (1,730,468)     (5,269,599)
                                                   ------------    ------------

Cash Flows from Financing Activities:
  Principal payments on long-term debt .........    (31,747,021)    (26,138,363)
  Common stock dividends .......................           --       (10,999,946)
  Contributed capital ..........................     23,800,000       2,500,000
                                                   ------------    ------------
      Net Cash Used in Financing Activities ....     (7,947,021)    (34,638,309)
                                                   ------------    ------------

     Increase (Decrease) in Cash and ...........     15,691,977     (19,373,648)
       Cash Equivalents
                                                   ------------    ------------
     Cash and Cash Equivalents at December 31, .   $ 26,962,675    $ 11,270,698
                                                   ============    ============

Supplemental Disclosure of
  Cash Flow Information:
     Cash paid for income taxes ................   $  5,186,000    $  8,581,969
     Cash paid for interest ....................   $ 12,514,740    $ 15,052,757


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TEXAS COGENERATION COMPANY AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


1.       ORGANIZATION

A. Formation - Texas Cogeneration Company ("TCC" or the "Company"), formerly Enron/Dominion Cogen Corp., a Delaware corporation, was formed in June 1986 to consolidate Enron Corp.'s ("Enron") existing cogeneration business and to develop, own, operate and invest in cogeneration projects and other nonregulated electric-generating facilities throughout the United States. Enron's ownership in TCC was held through Enron Power Corp. ("EPC"), a wholly-owned subsidiary. At December 31, 1997, the Company owned a 100% interest in Texas City Cogeneration, L.P. ("TCCLP"), a company whose principal asset is a 450 megawatt ("MW") gas-fired cogeneration facility in Texas City, Texas, which has been operating since May 1987; a 100% interest in Clear Lake Cogeneration Limited Partnership ("Clear Lake" or "CLC"), which owns a 377 MW gas-fired cogeneration plant in Pasadena, Texas, acquired in May 1988; and a 7.06% interest in Cogen Technologies NJ Venture ("Bayonne"), which owns a 165 MW gas-fired cogeneration facility in Bayonne, New Jersey, which was placed in service in October 1988.

The cogeneration projects owned by TCC operate as qualifying facilities under the Federal Public Utilities Regulatory Policy Act of 1978 ("PURPA"). Proposed legislation in the U.S. Congress has called for either a repeal of PURPA or a complete restructuring of the regulations governing the electric industry, including PURPA, in order to promote open competition in the industry. These initiatives are generally not yet effective and will be the subject of considerable debate and modification; however, any changes could result in lower contract prices. Management believes that a reduction in prices under the existing contracts is a remote possibility.

B. Ownership - On June 27, 1988 Enron sold 50% of the total outstanding common stock in the Company to Dominion Cogen, Inc. ("Dominion"). On June 23, 1997, EPC sold its remaining common stock to Calpine Finance Company ("CFC"), a wholly-owned subsidiary of Calpine Corporation ("Calpine").

At December 31, 1997, Enron Cogeneration One Company ("ECO") and Cogenron Inc. ("Cogenron"), both 100% owned subsidiaries of TCC, formed a limited partnership named Texas City Cogeneration, L.P. (the "Partnership") pursuant to the Texas Revised Uniform Limited Partnership Act to engage in the production and sale of electrical energy, capacity and steam. ECO contributed cash for a 0.1% general partnership interest. Cogenron contributed all of its net assets for a 99.9% limited partnership interest. Immediately after formation of the Partnership, Cogenron assigned its entire limited partnership interest in the Partnership to Texas Cogeneration Five, Inc. ("TC5") for a 100% ownership in TC5. The result of this restructuring is that TCC effectively owns 100% of the Partnership, which is consolidated into TCC's financial statements.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Consolidation - The consolidated financial statements include the accounts of all wholly owned subsidiaries of TCC after the elimination of intercompany accounts and transactions. An investment in a joint venture that is less than 50% owned ("investee") is accounted for using the equity method of accounting (see Note 5).

B. Accounts Receivable - Trade receivables represent current obligations of major customers. The amount shown is net of an allowance for doubtful accounts of $6,358,883 at December 31, 1997. The entire allowance is related to the litigation discussed in Note 8.

C. Property, Plant, and Equipment, and Depreciation - The provision for depreciation is computed using the straight-line method based on estimated useful lives of 30 years and an estimated salvage value of 10% of the original cost for the cogeneration facilities. Composite depreciation rates are applied to general property having similar economic characteristics.

D. Other Accrued Liabilities - Other accrued liabilities consist primarily of ad valorem taxes in the amount of $5,143,395 and $4,783,048 and the current portion of maintenance reserve in the amount of $8,721,289 and $6,393,344 at December 31, 1997 and 1996, respectively.

E. Maintenance Costs - Estimated costs associated with periodic major inspections of gas turbines are accrued monthly to operating and maintenance expense on a straight-line basis over the planned 6 year maintenance cycle and classified as current when they are expected to be incurred during the following year. Maintenance and repairs, other than periodic major inspections, are charged to expense as incurred.

F. Interest and Related Charges - Interest and related charges are comprised of interest on long-term debt of $12,616,297 and $15,392,175 and amortization of debt issuance costs of $1,675,348 and $1,674,359 for the years ended December 31, 1997 and 1996, respectively. Costs associated with the issuance of long-term debt are amortized over the term of the debt instrument using a systematic method, which does not differ materially from the effective-interest method.

G. Income Taxes - The Company utilizes the asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

H. Cash Flows - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. For purposes of the Statements of Consolidated Cash Flows, the Company uses the indirect method for reporting cash flows. Noncash transactions during the year ended December 31, 1997 included $1,378,739 related to the installation of spare parts inventory in the plant that was charged to the maintenance reserve.

I. Use of Estimates - The preparation of the financial statements in accordance with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities as well as certain disclosures. The Company's financial statements include amounts that are based on management's best estimates and judgements. Actual results could differ from those estimates.

J. Impairment of Assets - Effective January 1, 1996, TCC adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company evaluates long-lived assets for impairment based upon the recoverability of that asset's carrying value. When it is probable that the undiscounted future cash flows will not be sufficient to recover the asset's carrying value, an impairment is recognized. No such impairments were recognized by the Company during the years ended December 31, 1997 and 1996.

K.   Reclassifications   -  Certain  amounts  from  the  prior  year  have  been
reclassified to conform to the current year presentation.

3.       LONG-TERM DEBT

                                                          December 31,
                                                 ------------       ------------
                                                     1997               1996
                                                 ------------       ------------
Clear Lake - Term Notes due 2003 .........       $ 94,744,799       $105,248,620
Cogenron Debt due 1999 ...................         37,066,900         58,310,100
                                                 ------------       ------------
                                                  131,811,699        163,558,720
  Less current maturities ................         47,323,572         39,336,068
                                                 ------------       ------------
  Long-term debt .........................       $ 84,488,127       $124,222,652
                                                 ============       ============

On January 18, 1994, CLC refinanced its long-term debt with Barclays Bank PLC ("Barclays") by entering into an amended and restated credit agreement involving a $125,000,000 term loan (the "Note") with a final maturity date of December 21, 2003. On June 23, 1997 Calpine Finance Company ("CFC") purchased the Note from Barclays. The associated interest rates are periodically selected by CLC from three pricing alternatives, which are based upon a prime rate, a Eurodollar rate or a commercial paper rate. The period for the rates selected can range from one to 180 days. The weighted average interest rate in effect was 8.41% and 8.18% at December 31, 1997 and 1996, respectively. Maturities due on the Note are as follows: $10,256,672, $12,357,436, $12,975,308, 9,885,948 and $49,269,435 for
the years ending December 31, 1998, 1999, 2000, 2001 and thereafter, respectively. The Note is secured by a pledge of CLC's property, plant and equipment and several operating agreements. The credit agreement contains covenants that include requirements to maintain certain financial tests and to restrict and limit cash distributions, capital expenditures, investments, and additional borrowings. At December 31, 1997 and 1996, CLC was in compliance with such restrictive covenants. Distributions of $7,663,000 made during the year ended December 31, 1994 are guaranteed by affiliates of CLC under provisions of the Note and under certain conditions could be required to be re-contributed to CLC. No other such distributions have been made.

Effective May 3, 1995, CLC entered into an interest rate swap agreement having an original notional principal amount of $118,875,000 million which declines over time. On June 23, 1997, this agreement was purchased by CFC. The interest rate swap agreement, which matures on December 31, 2003, effectively fixes CLC's interest rate exposure at a rate of 8.16%. CLC intends to hold the interest rate swap agreement through its maturity date. The total notional principal amount was $95,812,500 and $106,437,500 at December 31, 1997 and 1996, respectively.
CLC is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, CLC does not anticipate nonperformance by the counterparty.

Cogenron's long-term debt consists of a note (the "Debt") issued to the Bank of New York, N.A. ("BNY"), as agent, in the amount of $142,000,000. On June 23, 1997, CFC purchased the debt from BNY. The Debt is now payable to CFC and matures on its original due date of June 30, 1999. The interest rates on the Debt are periodically selected by Cogenron from three pricing alternatives, which are based on a prime rate, a Eurodollar rate, and a certificate of deposit rate. The period for the rates can range from one to 180 days. The weighted average interest rate in effect at December 31, 1997 and 1996 was 7.42% and 8.06%, respectively. The interest payments are required on a quarterly basis or on the last day of each applicable interest period, whichever is sooner. The principal on the Debt becomes due and payable on a quarterly basis with total annual requirements as follows: $20,251,000 and $16,815,900 for the years ending December 31, 1998 and 1999, respectively.

On January 21, 1991, Cogenron entered into an interest rate swap agreement with the BNY, which had an original total notional principal amount of $114,965,000. On June 23, 1997, this agreement was purchased by Calpine Finance Company. The agreement effectively fixes Cogenron's interest rate exposure at a rate of 9.47%. The total notional principal amount was $10,126,400 and $31,369,600 for the years ended December 31, 1997 and 1996, respectively. Cogenron intends to hold the interest rate swap agreement through its maturity date of June 25, 1998. Cogenron is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement; however, Cogenron does not anticipate nonperformance by the counterparty.

The Debt is secured by a pledge of all of Cogenron's fuel supply contracts and certain banking accounts. Certain prepayments of Cogenron's outstanding Debt may be required if (i) certain Cogenron cash flow levels are exceeded, (ii) Cogenron does not extend its project contracts beyond the existing terms, or (iii) Cogenron does not meet certain financial indices. The total prepayment amount due at December 31, 1997 and 1996 was $20,667,318 and 7,589,048, respectively. However, a waiver was obtained extending the due date of the prepayment due under (ii) and restricting dividends until the expiration date of the waiver even though such dividends may otherwise be permitted under the Credit Agreement. The waiver extends the due date of the prepayment through March 31, 1998. As such, the prepayment amount is included in Current Maturities of Long-Term Debt.

Cash equivalents reflected in the accompanying Consolidated Balance Sheets of $3,000,000 at December 31, 1997 and 1996 are restricted by indenture provisions of Cogenron's long-term debt. Other restrictions on the remaining cash equivalents include limitations on investments, additional debts, liens, dividends and certain stock and debt acquisitions. At December 31, 1997, the Company was in compliance with such restrictive covenants.

4.       INCOME TAXES

The income tax expense (benefit) reflected in the Statements of Consolidated Operations consisted of the following components:

                                                   1997                1996
                                                -----------         -----------
Current
  Federal ..............................        $ 5,130,862         $ 3,752,215
  State ................................          1,464,284           1,325,609
                                                -----------         -----------
     Total - Current ...................          6,595,146           5,077,824
                                                -----------         -----------

Deferred
  Federal ..............................          2,366,700           2,461,763
  State ................................           (311,871)           (301,078)
                                                -----------         -----------
     Total - Deferred ..................          2,054,829           2,160,685
                                                -----------         -----------

Total Income Tax Expense ...............        $ 8,649,975         $ 7,238,509
                                                ===========         ===========

The total income tax expense for 1997 and 1996 does not differ materially from the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes.

The principal components of TCC's net deferred income tax liability at December 31, 1997 and 1996 were as follows:

                                                     1997              1996
                                                 ------------      ------------
Deferred Income Tax Assets .................     $ (7,828,431)     $(12,583,260)
Deferred Income Tax Liabilities ............     $ 76,523,239      $ 79,223,239
                                                 ------------      ------------
Net Deferred Income Tax Liabilities ........     $ 68,694,808      $ 66,639,979
                                                 ============      ============

The major types of deferred income tax assets and liabilities are depreciation and amortization, alternative minimum tax ("AMT") credit carryforwards, and state income taxes. AMT credit carryforwards of $4,261,000 and $8,188,000 at December 31, 1997 and 1996, respectively, have an indefinite carryforward period.

5.       EQUITY INVESTEE

Summarized combined financial information of TCC's 50% or less owned affiliate is presented below:

                                                    Year Ended December 31,
                                                --------------------------------
Balance Sheet                                       1997                 1996
                                                -----------          -----------

    Current assets                               24,972,023           18,925,779
    Property, plant and equipment, net           73,750,300           80,564,300
    Other noncurrent assets                         251,750              281,750
    Current liabilities                          16,157,511           12,888,418
    Noncurrent liabilities                       70,571,110           74,350,429
    Owners' equity                               12,245,452           12,522,982

TCC's Underlying Equity in the Net
  Assets of Investee                             13,330,397           13,289,082

                                                     Year Ended December 31,
                                               ---------------------------------
Statement of Operations                            1997                 1996
                                               ------------         ------------

   Operating revenues                          $ 96,492,711         $ 95,250,977
   Operating expenses                            77,287,499           73,936,904
                                               ------------         ------------
     Net income                                  19,205,212         $ 21,314,073
                                               ============         ============

TCC's Underlying Equity in                        1,355,888            1,504,523
  the Earnings of Investee
Net distributions paid to TCC                  $  1,314,573         $  2,047,940

Bayonne - The Company, through its wholly owned subsidiary Enron Cogen Five Company ("EC5"), owns a 7.06% joint venture interest in a cogeneration facility in Bayonne, New Jersey. The plant's total capital cost was $122 million, of which 75% was financed.

The difference between the carrying value of TCC's investment and its underlying equity in the net assets of its investee was $736,223 at December 31, 1997 and $804,707 at December 31, 1996 and is being amortized at a rate per year of $68,484 for both 1997 and 1996.

6.       RELATED PARTY TRANSACTIONS

The commercial management of TCC and its subsidiaries is performed by TCC. Enron Capital and Trade Resources Corp. ("ECT") provided accounting assistance to TCC and its subsidiaries through October 23, 1997 pursuant to an Administrative Services Agreement, dated as of August 1, 1995. These services were performed by Dominion Energy for the remainder of 1997 pursuant to an Administrative Services Agreement dated June 23, 1997. Services related to both Administrative Services Agreements were provided at cost. For the period from August 1, 1995 through June 22, 1997, operational management of the Texas City and Clear Lake plants was performed by Enron Operations Company ("EOC"), a wholly-owned subsidiary of Enron and an affiliate of EPC, pursuant to separate Operations and Maintenance Agreements, both dated as of August 1, 1995, between EOC, TCC, and Cogenron, Inc. and EOC, TCC, and Clear Lake. Effective June 23, 1997, the operational management of the Texas City and Clear Lake plants is performed by Calpine pursuant to separate Operations and Maintenance Agreements, both dated as of June 23, 1997, between EOC, TCC, and Cogenron, Inc. and EOC, TCC, and Clear Lake. TCC paid EOC $251,156 and $1,025,260 for the years ended December 31, 1997 and 1996, respectively, for operating the two plants and for assuming all related risks for such operations. CLC paid Calpine $218,056 for the year ended December 31, 1997 for operating the plant and for assuming all related risks for such operations. Cogenron paid Calpine $259,724 for the year ended December 31, 1997 for operating the plant and for assuming all related risks for such operations.

Effective December 1, 1995, TCC entered into an Equity Support Agreement ("ESA") with Cogenron whereby TCC agreed to contribute funds, if needed, equal to the lesser of Cogenron cash shortfall amounts or the amount due to DEI Texas Inc. ("DEI"), a wholly-owned subsidiary of Dominion Energy, Inc., pursuant to the gas sales agreement effective December 1, 1995 and described in Note 7 below. TCC entered into a similar agreement with EPC and Dominion whereby the same amount would be contributed to TCC, 50% from EPC and 50% from Dominion, in order to reimburse TCC for any payments made under the agreement. In addition to the ESA agreement, TCC entered into a Supplemental Equity Support Agreement ("SESA"), whereby TCC agreed to contribute funds to Cogenron upon request by lenders equal to the operating cash shortfall remaining after the contribution under the ESA agreement, if any. Such funds would in turn be contributed to TCC, 50% from EPC and 50% from Dominion. As of December 31, 1997 and 1996, no payments had been required under these agreements.

In addition, effective December 1, 1995, TCC entered into an ESA agreement with CLC whereby TCC agreed under certain conditions to contribute funds equal to the lesser of CLC operating cash shortfall amounts or the positive difference between the fixed price actually paid by CLC for Tier 1 gas pursuant to the new gas sales agreement effective December 1, 1995 and described in Note 7 below and an index price. TCC entered into a similar agreement with EPC and Dominion whereby the same amount would be contributed to TCC, 50% from EPC and 50% from Dominion, in order to reimburse TCC for any payments made under this agreement. TCC also entered into a Contingent Equity Support Agreement ("CESA") effective December 1, 1995 with CLC, EPC, and Dominion whereby TCC agreed to contribute funds to CLC upon request by lenders equal to the operating cash shortfall remaining after the contribution under the ESA agreement, if any. Such funds would in turn be contributed to TCC, 50% from EPC and 50% from Dominion. Contributions under the CESA agreement are limited to $11,000,000 in total. In addition to the ESA and CESA agreements, TCC entered into a Supplemental Equity Support Agreement ("SESA"), whereby TCC agreed to contribute funds to CLC upon request by lenders equal to the operating cash shortfall remaining after the contributions under the ESA and CESA agreements, if any. Such funds would in turn be contributed to TCC, 50% from EPC and 50% from Dominion.

Payments were made under the ESA, CESA, and SESA support agreements for $2,290,000, $9,656,000, and $11,854,000 respectively, for the year ended
December 31, 1997 and $483,000, $1,344,000, and $0 respectively, for the year ended December 31, 1996. Calpine assumed EPC's support requirements under the CESA and ESA agreements on June 23, 1997. EPC remains responsible for contributions due under the SESA agreement.

Cogenron is obligated to purchase a minimum of annual average 45,000 million British Thermal Units ("MMBTU") of natural gas per day from DEI Texas, Inc. ("DEI"), which is a wholly-owned subsidiary of Dominion Energy, Inc., an affiliate of Dominion. This obligation extends through June 30, 1999. During the years ended December 31, 1997 and 1996, such gas purchases averaged 45,345 MMBTU and 44,645 MMBTU per day and totaled $83.4 million and $78.4 million, respectively. Cogenron is also obligated, at the option of Union Carbide Corporation ("UCC"), to purchase up to approximately one-third of its natural gas requirements from UCC. These obligations commenced May 1, 1987 and extend through June 30, 1999. Such gas purchases for the years ended December 31, 1997 and 1996, totaled $41.4 million and $51.6 million, respectively.

Pursuant to a gas sales contract effective December 1, 1992 through March 31, 2005, CLC was obligated to purchase at least 90% of the facility's gas requirements from ECT. On February 1, 1994, CLC assigned its rights under the contract to TCC whom purchased the gas from ECT and resold it to CLC.

Effective December 1, 1995, TCC, CLC, and DEI entered into new gas sales contracts whereby TCC purchases the gas from DEI and resells it to CLC at comparable pricing. In addition, certain pricing terms were amended.

This new contract is effective through March 31, 2005. A market gas sales contract was entered into between CLC and ECT on April 1, 1996 for a maximum daily quantity of 19,000 MMBTUs. This contract is effective through June 30, 1998. TCC and ECT sold CLC approximately 29.0 trillion British thermal units ("TBTU") and 29.3 TBTUs of natural gas for approximately $71.7 million and $71.3 million during 1997 and 1996, respectively.

7.       COMMITMENTS

Cogenron is located on property owned by UCC pursuant to an operating lease agreement extending through June 30, 1999, subject to renewal based on certain provisions in the operating agreement. Lease payments will be $30,000 in the first and last years of the lease and $60,000 in all other years. The lease term began with commercial operations of the plant in May 1987.

CLC is located on property owned by Celtran Inc., a wholly owned subsidiary of Hoechst Celanese. Lease payments are $100 per year. The lease term began August 31, 1983, and expires December 31, 2005.

At December 31, 1997, the Company was committed to purchase various major maintenance parts from Westinghouse Electric Corporation for approximately $14.1 million through 2003. The annual payments based on expected parts deliveries are as follows: $4,136,366, $4,335,777, $1,606,579, $954,526 and $3,070,993 for the
years ending December 31, 1998, 1999, 2000, 2001 and thereafter, respectively. At December 31, 1997 and 1996, $0 and $7,881,999, respectively, related to maintenance parts is reflected as a current liability on the balance sheet.

8.       LITIGATION

On October 2, 1997, CLC filed suit against Texas-New Mexico Power Company ("TNP") for various contractual disputes, including disputes over standby power charges, transmission costs, and fuel surcharge amounts. Trial for all of the above issues is expected to begin in the last half of 1998. CLC has also filed a Declaratory Order with the Public Utilities Commission of Texas ("TPUC") regarding the transmission cost issues. TNP has deducted various amounts from its monthly electricity payments and withheld payments relating to disputed amounts. The potential gain or loss which could result from the outcome of this litigation, after consideration of any reserves established, ranges from a before-tax gain of $9,900,000 to a before-tax loss of $7,000,000 at December 31, 1997. Although no assurances can be given, CLC believes, based on its experience to date, advice from outside legal counsel, and after considering appropriate reserves that have been established (see Note 2A), that the ultimate resolution of such items, will not have a materially adverse impact on CLC's financial position or its results of operations.

9.       MAJOR CUSTOMERS

Texas Utilities Electric Company ("TUEC") electricity purchases from Cogenron accounted for 89% and 88% of Cogenron's operating revenue for the years ended December 31, 1997 and 1996, respectively. Electricity sales to UCC accounted for 1.0% and 2.0% of operating revenue for the years ended December 31, 1997 and 1996, respectively. The remaining 10.0% of operating revenue for 1997 and 1996 was derived from steam sales to UCC.

The rates that TUEC is obligated to pay Cogenron for electricity produced may be reduced in the event that the TPUC disallows the pass-through of such rates to TUEC's ratepayers. Management believes that such pass-through disallowance of rates by the TPUC is unlikely because of regulations under which payments to Cogenron are considered necessary and reasonable expenses of TUEC. Pursuant to the contract for the sale of electricity, TUEC has the option, should the contract be prematurely terminated, to lease the project from Cogenron for a nominal rental. Management believes the risk of termination is minimal. Although these contracts expire prior to the expected useful life of the facility, management believes they will be able to replace or extend such contracts to allow for full recovery of the Project and any removal costs.

CLC received approximately 53% and 46% of its electricity revenue from TNP for the years ended December 31, 1997 and 1996, respectively. An additional 37% and 44% of electricity revenue was from Houston Lighting and Power Company ("HL&P") and 10% and 10% from Hoechst Celanese ("Celanese") for the years ended December 31, 1997 and 1996, respectively. All energy sales are governed by an Operating Agreement between HL&P and CLC which coordinates the operation of the CLC facility with HL&P's overall system operations. Celanese is the sole steam customer.

Pursuant to a letter agreement dated August 31, 1992, between Clear Lake and TNP, which expires August 30, 2004, TNP has a right to purchase up to 250 megawatts through the expiration of the agreement. The annual monthly average minimum capacity is to be 200 megawatts through the expiration of the agreement. The price that TNP pays for the power is based upon TNP's actual avoided cost.

HL&P purchases nonfirm electricity from Clear Lake in accordance with rules established by the TPUC. Under a contract effective September 1, 1995, HL&P must purchase 50 megawatts of firm electricity and capacity. This contract expires March 31, 2005. CLC maintains an irrevocable letter of credit in the amount of $12,000,000 in favor of HL&P as security for CLC's performance under the contract.

Pursuant to an electricity sales contract dated September 1, 1994, Celanese is purchasing firm electricity and capacity in the amount of 35 megawatts through August 31, 2004. Celanese also purchases nonfirm electricity in accordance with the rules established by the TPUC. Pursuant to a letter agreement dated December 6, 1993 between CLC and Celanese, Celanese has the right to purchase up to 900,000 pounds of steam per hour. This agreement extends through June 30, 2004.

CLC has granted first and second rights of refusal to Celanese and HL&P, respectively, if at any time CLC wishes to lease, sell or transfer its interest in the facility. Although these Clear Lake contracts terminate prior to the expected useful life of the facility, management believes that, given the design of the facility and success record of the technology, the Company will be able to replace or extend such contracts for the sale of steam and power to allow for the full recovery of the facility and any removal costs.

CLC's power contracts with TNP and HL&P and Cogenron's contract with TUEC provide for sales of energy from the projects at prices based on the utilities' avoided cost. Federal and state initiatives to promote open competition in the electric utility industry may result in reductions of HL&P's avoided cost and, as a result, there is a possibility that the revenues CLC and Cogenron would receive under these power contracts would also be reduced. These initiatives are generally not yet effective and will be the subject of considerable debate and modification.

The rates that TNP and HL&P are obligated to pay CLC for electricity produced may be reduced in the event that the TPUC disallows the pass-through of such rates to the utilities' ratepayers. Management believes that such pass-through disallowance of rates by the TPUC is unlikely because of regulations under which payments to CLC are considered necessary and reasonable expenses of the utilities.

10.      FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, and accounts payable - The carrying amounts of these items are a reasonable estimate of their fair values.

Long-term debt - Interest rates that are currently available to TCC for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange. It was determined that the interest rates currently available are the same as those recently in effect on the Company's debt, excluding the interest rate swap agreements, and thus the carrying amount of the debt is a reasonable estimate of its fair value.

Interest rate swap agreements - The interest rate swap agreements are valued at an estimated unrealized net loss of $3,169,523, which represents amounts at which they could be settled, based on estimates obtained from dealers.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                                                                 PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                        As of December 31, 1997
                                        ----------------------------------------------------------------------------------------
                                                                                     Pro Forma
                                                   Adjustments      Adjustments      Before the    Texas
                                                   for the          for the          Texas City/   City/Clear
                                                   Bethpage         Sale of          Clear Lake    Lake
                                      Actual       Transaction      the Notes        Acquisition   Acquisition       Pro Forma
                                     -----------  ----------       -----------       -----------   ----------        ----------
                                                                            (in thousands)
               ASSETS
Current assets:
  Cash and cash equivalents           $    48,513  $   (2,531) (1)  $  152,716  (5)  $   198,698   $ (131,132) (10)  $   67,566
  Accounts receivable from related          7,672          --               --             7,672           --             7,672
    parties
  Accounts receivable                      35,133       3,446               --            38,579       38,562            77,141
  Collateral securities, current            6,036          --               --             6,036           --             6,036
    portion
  Loans receivable from related            30,507          --               --            30,507      (30,507) (11)          --
    parties, current portion
  Prepaid operating lease                  13,652          --               --            13,652           --            13,652
  Other current assets                     25,065       3,995               --            29,060        3,203            32,263
                                      -----------  ----------       ----------       -----------   ----------        ----------

          Total current assets            166,578       4,910          152,716           324,204     (119,874)          204,330
Property, plant and equipment, net        719,721      39,685               --           759,406      383,476         1,142,882
Investments in power projects             239,160      (4,438) (2)          --           234,722      (72,189) (12)     162,533
Project development costs                   4,614          --               --             4,614           --             4,614
Collateral securities, net of              87,134          --               --            87,134           --            87,134
  current portion
Notes and loans receivable from           117,357          --               --           117,357     (101,304) (13)      16,053
  related parties
Restricted cash                            15,584          --               --            15,584           --            15,584
Other assets                               30,808         789            6,088  (6)       37,685           --            37,685
                                      -----------  ----------       ----------       -----------   ----------        ----------

          Total assets                $ 1,380,956  $   40,946       $  158,804       $ 1,580,706   $   90,109        $1,670,815
                                      ===========  ==========       ==========       ===========   ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of non-recourse     $   112,966  $    4,703  (3)  $ (108,109) (7)  $     9,560   $       --        $    9,560
    project financing
  Accounts payable                         30,441       2,963               --            33,404       23,245            56,649
  Accrued payroll and related               4,950          --               --             4,950           --             4,950
    expenses
  Accrued interest payable                 18,025         272               --            18,297           --            18,297
  Other current liabilities                12,204         332               --            12,536       18,871            31,407
                                      -----------  ----------       ----------       -----------   ----------        ----------

          Total current liabilities       178,586       8,270         (108,109)           78,747       42,116           120,863
Non-recourse project financing, net       182,893      32,676  (4)     (32,676) (8)      182,893           --           182,893
  of current portion
Senior Notes                              560,041          --          299,589  (9)      859,630           --           859,630
Deferred income taxes, net                142,050          --               --           142,050       24,933           166,983
Deferred lease incentive                   71,383          --               --            71,383           --            71,383
Other liabilities                           6,047                            -             6,047       23,060            29,107
                                      -----------  ----------       ----------       -----------   ----------        ----------
          Total liabilities             1,141,000      40,946          158,804         1,340,750       90,109         1,430,859
                                      -----------  ----------       ----------       -----------   ----------        ----------
Stockholders' equity:
  Common stock                                 20          --               --                20           --                20
  Additional paid-in capital              167,542          --               --           167,542           --           167,542
  Retained earnings                        72,394                                         72,394                         72,394
                                      -----------  ----------       ----------       -----------   ----------        ----------

          Total stockholders' equity      239,956          --               --           239,956           --           239,956
                                      -----------  ----------       ----------       -----------   ----------        ----------

          Total liabilities and       $ 1,380,956  $   40,946       $  158,804       $ 1,580,706   $   90,109        $1,670,815
             stockholders' equity     ===========  ==========       ==========       ===========   ==========        ==========

Notes to Pro Forma Consolidated Balance Sheet

(1) Represents the cash required to fund a portion of the acquisition of the Bethpage Power Plant.

(2) The 45% ownership interest in the Bethpage Power Plant accounted for under the equity method of accounting.

(3) Reflects the current portion of non-recourse project financing assumed by the Company in connection with the acquisition of the Bethpage Power Plant.

(4) Reflects the long-term portion of non-recourse project financing assumed by the Company in connection with the acquisition of the Bethpage Power Plant.

(5) Reflects the cash balance after the application of the net proceeds from the sale of the 7-7/8% Senior Notes Due 2008 ("the Offering").

(6) Represents the estimated transaction costs associated with the Offering that are capitalized and will be amortized over the ten-year life of the notes.

(7) Represents the non-recourse project financing associated with the acquisition of the Texas City and Clear Lake Power Plants and the current portion of the non-recourse project financing associated with the acquisition of the Bethpage Power Plant that the Company repaid in full with a portion of the net proceeds from the Offering.

(8) Represents the long-term portion of the non-recourse project financing associated with the acquisition of the Bethpage Power Plant that the Company repaid in full with a portion of the net proceeds from the Offering.

(9) Reflects the notes issued in the Offering, less the original issue discount.

(10) Represents the cash required to fund a portion of the acquisition of the remaining interest in the Texas City and Clear Lake Power Plants, net of cash acquired.

(11) Represents the elimination of the current portion of the notes receivable from the Texas City and Clear Lake Power Plants.

(12) Represents the 50% ownership interest in the Texas City and Clear Lake Power Plants accounted for under the equity method of accounting.

(13) Represents the long-term portion of the notes receivable from the Texas City and Clear Lake Power Plants.

                                                            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                       Year Ended December 31, 1997
                                                --------------------------------------------------------------------------------
                                                                                           Pro Forma
                                                                                           Before Texas  Texas City
                                                              Adjustments    Adjustments   City/Clear     / Clear
                                                              for the        for the sale  Lake            Lake        Pro Forma
                                                 Actual       Transactions(1)of the Notes  Acquisition  Acquisition(3)  Combined
                                                 ---------     ---------     ---------     ---------     ---------     ---------
                                                                  (in thousands, except per share data)
Revenue:
  Electricity and steam sales                    $ 237,277     $  34,753     $      --     $ 272,030     $ 293,515     $ 565,545
  Service contract revenue from related parties     10,177        13,880            --        24,057        (7,411)       16,646
  Income (loss) from unconsolidated                 15,819         6,876            --        22,695        (8,039)       14,656
    investments in power projects
  Interest income on loans to power projects        13,048         6,424            --        19,472       (12,559)        6,913
                                                 ---------     ---------     ---------     ---------     ----------    ---------
          Total revenue                            276,321        61,933            --       338,254       265,506       603,760
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Cost of revenue:
  Plant operating expenses                          72,366        33,035            --       105,401       197,924       303,325
  Depreciation                                      47,501         3,168            --        50,669        33,334        84,003
  Production royalties                              10,803            --            --        10,803            --        10,803
  Operating lease expenses                          14,031            --            --        14,031            --        14,031
  Service contract expenses                          8,607         3,879            --        12,486        (6,094)        6,392
                                                 ---------     ---------     ---------     ---------     ----------    ---------
          Total cost of revenue                    153,308        40,082            --       193,390       225,164       418,554
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Gross profit                                       123,013        21,851            --       144,864        40,342       185,206
Project development expenses                         7,537            --            --         7,537            --         7,537
General and administrative expenses                 18,289             9            --        18,298           (91)       18,207
                                                 ---------     ---------     ---------     ---------     ----------    ---------
          Income from operations                    97,187        21,842            --       119,029        40,433       159,462
Interest expense                                    61,466        11,038        15,942 (2)    88,446        (5,380)       83,066
Other income, net                                  (17,438)         (274)           --       (17,712)       (1,423)      (19,135)
                                                 ---------     ---------     ---------     ---------     ---------     ---------
`         Income before provision for income        53,159        11,078       (15,942)       48,295        47,236        95,531
            taxes
Provision for income taxes                          18,460         4,187        (6,496)       16,151        17,916        34,067
                                                 ---------     ---------     ----------    ---------     ---------     ---------
          Net income                             $  34,699     $   6,891     $  (9,446)    $  32,144     $  29,320     $  61,464
                                                 =========     =========     ==========    =========     =========     =========

Basic earnings per common share:
  Weighted average shares of common stock           19,946                                                                19,946
    outstanding
  Basic earnings per common share                $    1.74                                                             $    3.08

Diluted earnings per common share:
  Weighted average shares of common stock           21,016                                                                21,016
    outstanding
  Diluted earnings per common share              $    1.65                                                             $    2.92

Notes to Pro Forma Consolidated Statements of Operations

(1) Represents the pro forma results of operations which give effect to the following transactions as if such transactions had been completed on January 1, 1997: (i) the Montis Niger Gas Fields on January 30, 1997 (ii) the acquisition by the Company of a 50% interest in the Texas City Power Plant and the Clear Lake Power Plant on June 23, 1997; (iii) the acquisition by the Company of 50% interests in the Gordonsville Power Plant and the Auburndale Power Plant on October 9, 1997; (iv) the sale of the $200,000,000 of 8-3/4% Senior Notes Due 2007 on July 8, 1997, and the
     application of the proceeds therefrom; (v) the sale of $75,000,000 of 8 3/4% Senior Notes Due 2007 on September 10, 1997, and the application of the proceeds therefrom; (vi) the acquisition by the Company of an 11.36% interest in the Lockport Power Plant, 50% interests in the Kennedy International Airport and Stony Brook Power Plants, a 45% interest in the Bethpage Power Plant and a 100% interest in three fuel management contracts on December 19, 1997 (collectively referred to as the "Transactions"); and
     (vii) the acquisition of the remaining 55% interest in the Bethpage Power Plant on February 5, 1998.

(2) Reflects $23.6 million of interest expense related to the sale of the 7-7/8% Senior Notes Due 2008, $650,000 of amortization expense for the transaction costs and original issue discount, reduced by $3.0 million of interest expense as a result of the repayment, with a portion of the net proceeds of the Offering, of the $37.4 million non-recourse project financing related to the Bethpage Power Plant and $5.4 million of interest expense as a result of the repayment, with a portion of the net proceeds of the Offering, of the $103.4 million of non-recourse project financing related to the Texas City and Clear Lake Power Plants.

(3) Represents the pro forma results of operations for the remaining 50% acquisition by the Company of the Texas City Power Plant and the Clear Lake Power Plant as if the transaction occurred on January 1, 1997 and the related accounting as a consolidated investment. The acquisition was completed on March 31, 1998.



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